UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
August 23, 2006

Golf Trust of America, Inc.
(Exact Name of Company As Specified in its Charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

10 North Adger’s Wharf, Charleston, SC  29401
(Address of principal executive offices) (Zip Code)

(843) 723-4653
(Company’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

After the close of business on August 23, 2006, Golf Trust of America, Inc. (the “Company”) received by telecopy from Jan H. Loeb, a significant stockholder, a letter dated August 23, 2006 (the “Loeb Letter”) which included, among other information, a proposal nominating Mr. Loeb and Nauman S. Toor as an alternative slate to fill the two seats subject to election at the 2006 Annual Meeting of Stockholders and a proposal relating to the declassification of the Company’s Board of Directors.  Mr. Loeb recently disclosed that he owns 806,100 shares of the Company’s common stock, which he states represent approximately 11.5% of the Company’s outstanding shares.

The Company is currently in discussions with Mr. Loeb concerning Board representation for Messrs.  Loeb and Toor by adding such parties as additional directors filling two vacant seats and the withdrawal of the proposals referenced in the Loeb Letter.  The Company cannot assure you that its negotiations with Messrs. Loeb and Toor will be successful or that Mr. Loeb will withdraw the Loeb Letter.

On August 31, 2006 the Company issued a press release relating to these matters which is included as Exhibit 99.1 to this filing.

Certain matters discussed in this report may constitute forward-looking statements within the meaning of the federal securities laws.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected, including, without limitation, the risk that the Company will be unable to negotiate a mutually satisfactory resolution of the matters discussed in the Loeb Letter.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

 Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits

99.1       Press release of Golf Trust of America, Inc. dated August 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF TRUST OF AMERICA, INC.
(Company)

August 31, 2006	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Golf Trust of America, Inc. dated August 31, 2006.